As filed with the Securities and Exchange Commission on May 8, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

DIGIMARC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3342784
(State or Other Jurisdiction	(IRS Employer
of Incorporation or Organization)	Identification No.)

19801 S.W. 72nd Avenue, Suite 250, Tualatin, Oregon	97062
(Address of Principal Executive Offices)	(Zip Code)

Digimarc Corporation Restated 1999 Stock Incentive Plan
Digimarc Corporation 1999 Employee Stock Purchase Plan
(Full Title of the Plan)

Bruce Davis
Chairman of the Board and Chief Executive Officer
Digimarc Corporation
19801 S.W. 72nd Avenue, Suite 250
Tualatin, Oregon 97062
(Name and Address of Agent For Service)

(503) 885-9699
(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Gavin B. Grover, Esq.
Morrison & Foerster llp
425 Market Street
San Francisco, California 94105
(415) 268-7000

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount Of Registration Fee
Common stock, $0.001 par value per share	1,699,151 (2)	$13.54	$23,006,504.54	$1862
Common stock, $0.001 par value per share	242,736 (3)	$13.54	$3,286,645.44	$266
Total:	1,941,887			$2128

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)      To be issued in connection with the Digimarc Corporation Restated 1999 Stock Incentive Plan, as amended and restated (which includes shares authorized to be issued under the 1999 Non-Employee Director Option Program, which is part of the Digimarc Corporation Restated 1999 Stock Incentive Plan, as amended and restated).

(3)      To be issued in connection with the Digimarc Corporation 1999 Employee Stock Purchase Plan, as amended and restated.

(4)        Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) and  Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices per share of the registrant’s common stock as reported on the Nasdaq National Market on May 2, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

           Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, this registration statement is filed to register 1,699,151 additional shares of the registrant’s common stock, par value $0.001 per share, reserved for issuance under the terms of the Digimarc Corporation Restated 1999 Stock Incentive Plan, as amended and restated, and to register 242,736 additional shares of the registrant’s common stock, par value $0.001 per share, reserved for issuance under the terms of the Digimarc Corporation 1999 Employee Stock Purchase Plan, as amended and restated.  The contents of the Registration Statement on Form S-8 filed by the registrant with the Securities and Exchange Commission on February 13, 2002 (File No. 333-82660), the contents of the Registration Statement on Form S-8 filed by the registrant with the Securities and Exchange Commission on July 17, 2001 (File No. 333-65256), the contents of the Registration Statement on Form S-8 filed by the registrant on July 24, 2000 (File No. 333-42042) and the contents of the Registration Statement on Form S-8 filed by the registrant on February 25, 2000 (File No. 333-31114) are hereby incorporated by reference in this registration statement.

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference herein:

(a)           The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 which includes audited financial statements for the registrant’s latest fiscal year.

(b)           All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

(c)           The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A, filed on December 1, 1999 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.        Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Section 7 of the registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no directors of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  Article IX of the registrant’s Amended and Restated Bylaws, as amended, also provides for mandatory indemnification of its directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware.  Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit.  The Amended and Restated Bylaws, as amended, further provide that such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the registrant.  Responsibility for determinations with respect to such indemnification will be made by the registrant’s board of directors.

The registrant has entered into an agreement with each of its directors and executive officers that requires the registrant to indemnify such persons against any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under such agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant has obtained a policy of directors’ and officers’ liability insurance that insures the registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 8.        Exhibits.

5.1           Opinion of Morrison & Foerster LLP.

23.1         Consent of KPMG LLP, Independent Auditors.

23.2         Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).

24.1         Power of Attorney (see signature page of this registration statement).

99.1         Registrant's Restated 1999 Stock Incentive Plan, as amended and restated.

99.2         1999 Non-Employee Director Option Program, Amended and Restated on May 2, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tualatin, state of Oregon, on the 5th day of May, 2003.

DIGIMARC CORPORATION

By:

/s/ Bruce Davis

Bruce Davis
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Bruce Davis and E.K. Ranjit, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce Davis Bruce Davis	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 5, 2003

/s/ E.K. Ranjit E.K. Ranjit	Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2003

/s/ Geoffrey Rhoads Geoffrey Rhoads	Director	May 5, 2003

/s/ Philip J. Monego, Sr. Philip J. Monego, Sr.	Director	May 5, 2003

/s/ Brian J. Grossi Brian J. Grossi	Director	May 5, 2003

/s/ Alty van Luijt Alty van Luijt	Director	May 5, 2003

/s/ Peter Smith Peter Smith	Director	May 5, 2003

/s/ William A. Krepick William A. Krepick	Director	May 5, 2003

/s/ James T. Richardson James T. Richardson	Director	May 5, 2003

/s/ Jim Roth Jim Roth	Director	May 5, 2003

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Morrison & Foerster llp.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Morrison & Foerster llp (contained in Exhibit 5.1).

24.1	Power of Attorney (see signature page of this registration statement).

99.1	Registrant's Restated 1999 Stock Incentive Plan, as amended and restated.

99.2	1999 Non-Employee Director Option Program, Amended and Restated on May 2, 2003.